EXHIBIT 99.1

CUBIST PHARMACEUTICALS ANNOUNCES FULL YEAR 2009

TOTAL NET REVENUES OF $562.1 MILLION

GAAP DILUTED NET INCOME OF $0.38 PER SHARE IN FOURTH QUARTER

GAAP DILUTED NET INCOME OF $1.36 PER SHARE FOR FULL YEAR

NON-GAAP DILUTED NET INCOME OF $2.29 PER SHARE FOR FULL YEAR

Lexington, Mass., January 21, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced results for the fourth quarter and year ended December 31, 2009.

•                  Cubist acquired Calixa Therapeutics Inc. in December

•                  Operating income grew 52% over 2008

•                  Total net revenues for 2009 increased 30% over 2008

•                  Total net revenues for the fourth quarter of 2009 increased 27% over the fourth quarter of 2008

•                  Earnings Conference Call & Webcast Today (With Slides) at 5:00 p.m. ET (Details below)

Total net revenues for the fourth quarter of 2009 increased 27% to $166.7 million (unaudited) from $131.2 million in the fourth quarter of 2008. This increase was attributable primarily to Cubist’s net sales of CUBICIN® (daptomycin for injection) in the United States, which increased 23% to $147.8 million (unaudited) in the fourth quarter of 2009 from $120.1 million in the fourth quarter of 2008.

For full year 2009, total net revenues increased 30% to $562.1 million (unaudited) from $433.6 million for 2008. This increase in revenues was also primarily attributable to Cubist’s net sales of CUBICIN in the United States, which increased 26% to $524.0 million (unaudited) in 2009, from $414.7 million in 2008. Cubist’s share of full year 2009 international net product revenues was $13.8 million (unaudited), which represents an increase of $6.4 million from full year 2008 international product revenues. Additionally, full year 2009 total net revenues includes $22.5 million (unaudited) of service revenues relating to Cubist’s exclusive agreement with AstraZeneca to promote and provide other support in the United States for MERREM® I.V. (meropenem for injection), an increase of 139%, or $13.1 million from 2008.

Net income for the fourth quarter of 2009, on a GAAP basis, was $22.7 million (unaudited), or $0.39 and $0.38 per basic and diluted share, respectively, as compared to $94.5 million (unaudited), or $1.65 and $1.43 per basic and diluted share, respectively, for the fourth quarter of 2008, which included a tax benefit related to the release of the valuation allowance for a significant portion of Cubist’s deferred tax assets. Cubist’s non-GAAP net income for the fourth quarter of 2009 was $45.2 million, or $0.78 and $0.68 per basic and diluted share, respectively, as compared to $47.5 million, or $0.83 and $0.71 per basic and diluted share, respectively, for the fourth quarter of 2008.

Net income for 2009, on a GAAP basis, was $79.6 million (unaudited), or $1.38 and $1.36 per basic and diluted share, respectively, as compared to net income of $127.9 million, or $2.26 and $2.07 per basic and diluted share, respectively, for 2008, which included the tax benefit discussed above.  Cubist’s non-GAAP net income for 2009 increased $32.4 million to $151.4 million, or $2.62 and $2.29 per basic and diluted share, respectively, compared to 2008.

As of December 31, 2009, Cubist had $496.2 million in cash, cash equivalents and investments. The total number of Cubist’s common shares outstanding as of December 31, 2009 was 57,978,174.

Michael Bonney, President and CEO of Cubist said, “As we begin 2010, Cubist continues to build on the foundation we’ve created with the development and commercial success of CUBICIN. Our acute care focus and our disciplined approach to building a pipeline of differentiated therapies addressing areas of high unmet medical need puts Cubist in a strong position during times of continued uncertainty in the economy overall and in the healthcare marketplace in particular.”

Pipeline Update

CXA-201:

Cubist acquired Calixa Therapeutics Inc. in December 2009. The acquisition gives Cubist Calixa’s rights to develop and commercialize the lead compound, CXA-201, and other products that incorporate the novel anti-pseudomonal cephalosporin, CXA-101, for which Calixa licensed rights from Astellas Pharma Inc.  Cubist now has rights to develop and, assuming development success, commercialize products that incorporate CXA-101 (including CXA-201) in all territories of the world except select Asia-Pacific and Middle East territories.

CXA-201 is being developed as a first-line intravenous therapy for the treatment of certain serious Gram-negative bacterial infections in the hospital, including those caused by multi-drug resistant (MDR) Pseudomonas aeruginosa. Its strong spectrum and rapid cidality in vitro against P. aeruginosa would give CXA-201 a highly-differentiated profile versus marketed antibiotics and those in development. Cubist plans to advance the program for complicated urinary tract infections (cUTI) and complicated intra-abdominal infections (cIAI) in the first half of 2010. In the second half of 2010, we also expect to begin lung pharmacokinetic studies of CXA-201 to support an indication in nosocomial pneumonia. This should put us in a position to initiate a Phase 2 trial to evaluate the safety and efficacy of CXA-201 in patients with nosocomial pneumonia early in 2011. Assuming successful development, Cubist expects to file a New Drug Application for CXA-201 in the second half of 2013.

CB-500,929 (ecallantide):

In March 2009, Cubist began a Phase 2 dose-ranging trial, CONSERV™-1, assessing three different doses of CB-500,929 in cardiothoracic surgery (CTS) patients at relatively low risk of bleeding. In July 2009, Cubist began a Phase 2 trial, CONSERV-2, assessing a high dose of CB-500,929 compared to tranexamic acid in CTS patients undergoing procedures associated with a higher risk of bleeding. In December 2009, Cubist announced the early closing of enrollment of both Phase 2 trials based on a recommendation from the Data Safety Monitoring Board (DSMB) to suspend enrollment in the CONSERV-2 trial due to the observation of a statistical difference in mortality between the arms of the CONSERV-2 trial that the DSMB felt needed to be assessed before the trial could be resumed. Overall mortality was consistent with expected outcomes for the patient population in the CONSERV-2 trial; however, the data for patients treated in the trial as of the closing of enrollment showed more deaths in the CB-500,929 arm.  Initial review shows mortality observed in the trial was due to a variety of causes typically expected in a high-risk-for-bleed population undergoing cardiac surgery. There was no such imbalance detected in the CONSERV-1 trial, which was also being monitored by DSMB.  Cubist expects to complete analysis of all the data from both CONSERV-1 and CONSERV-2 in the first half of 2010 and subsequently determine the next steps for this program.

CB-182,804:

Cubist is close to completing Phase 1 clinical trials for CB-182,804 and plans to make a Go/No-Go decision on Phase 2 for this program, which Cubist views as quite complementary to CXA-201, in the first quarter of 2010. CB-182,804 is a novel, proprietary, I.V.-administered Gram-negative antibiotic that has demonstrated in vitro efficacy and rapid bactericidal activity against the key MDR Gram-negative pathogens, including P. aeruginosa, E. coli, K. pnuemoniae, and A. baumannii. In animal models, CB-182,804 was shown to be effective against lung, kidney, bloodstream and thigh infections against all Gram-negative strains tested.

CB-183,315:

CB-183,315 has completed both single- and multiple-ascending dose Phase 1 clinical trials, and Cubist expects to initiate a Phase 2 trial for this agent in the first half of this year. CB-183,315 is in development as therapy for hospital-acquired, or nosocomial, C. difficile Associated Diarrhea, or CDAD. The recent increase in severity of CDAD, due to newer more pathogenic strains, has exposed shortcomings, including recurrence rates for standard of care therapy. CB 183,315, based on in vitro studies, is a potent, oral, cidal lipopeptide with rapid bactericidal activity against C. difficile, which is the opportunistic anaerobic Gram-positive bacterium that causes CDAD.

Preclinical programs:

Cubist is working on several pre-clinical programs, addressing areas of significant medical needs. These include an anti-infective program, in collaboration with Alnylam Pharmaceuticals, Inc., for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain.

Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per share exclude non-operational activities.  As a result, Cubist uses these measures to assess and analyze its operational results and trends and to make financial and operational decisions. Cubist also believes these non-GAAP financial measures are useful to investors because they provide greater transparency regarding Cubist’s operating performance. These non-GAAP financial measures should not be considered an alternative to measurements required by GAAP, such as net income and net income per share, and should not be considered measures of Cubist’s liquidity. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. A reconciliation between non-GAAP financial measures and GAAP financial measures is included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

Cubist will host a conference call and live audio webcast to discuss both its fourth quarter and full year 2009 financial results, business activities and financial outlook.

WHEN: Thursday, January 21, 2010 at 5:00 p.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-8289

LIVE INTERNATIONAL CALL-IN: 201-689-8341

24-HOUR REPLAY DOMESTIC & CANADA: 877-660-6853

24-HOUR REPLAY INTERNATIONAL: 201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):

ACCOUNT #: 351 CONFERENCE ID #: 340955

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:

www.cubist.com

Replay will be available for 30 days via the Internet at www.cubist.com

*********************************************************************************

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. Cubist also promotes MERREM® I.V. (meropenem for injection) in the U.S. under an agreement with AstraZeneca. The Cubist clinical product pipeline currently consists of ecallantide, a recombinant human protein being developed for the reduction of blood loss during cardiac surgery for which we currently are analyzing Phase 2 data; a Phase 2 program, added with Cubist’s acquisition of Calixa Therapeutics in December 2009, focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; and two Phase 1 programs intended to address unmet medical needs in infectious disease, one for the treatment of CDAD (Clostridium difficile-associated diarrhea) and the other for the treatment of serious infections caused by MDR Gram-negative pathogens. Cubist is also working on several pre-clinical programs, which would address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding our pipeline programs. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following:  our ability to successfully develop our pipeline product candidates; whether the FDA accepts proposed clinical trial protocols in a timely manner for our product candidates; our ability to conduct successful clinical trials in a timely manner; legislative and policy changes in the U.S. and other jurisdictions where our products are sold that may affect the ease of getting a new product or a new indication approved; our dependence upon collaborations with our partners and our partners’ ability to execute on development and regulatory expectations; our ability, and our partners’ ability, to protect the proprietary technologies and intellectual property related to our product candidates; and a variety of risks common to our industry, including ongoing regulatory review, securing adequate supplies of drug product and drug substance of our products and product candidates on a timely basis, public and investment community perception of the industry, legislative or regulatory changes, and our ability to attract and retain talented employees. Drug development involves a high degree of risk. Success in pre-clinical trials or early stage clinical trials does not mean that later stage trials will be successful.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent annual and quarterly reports with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings, which are incorporated in this press release by this reference. Forward-looking statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com

Tables to follow

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	December 31,
	2009	2008
		(as adjusted)
ASSETS
Cash, cash equivalents and investments	$496,163	$417,945
Accounts receivable, net	57,827	43,162
Inventory	25,497	21,958
Property and equipment, net	68,382	66,819
Other assets (1)	298,073	139,257

Total assets	$945,942	$689,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$103,436	$79,584
Deferred revenue	20,891	21,340
Debt, net	245,386	232,194
Other liabilities (1)	105,419	3,696
Total liabilities	475,132	336,814

Total stockholders’ equity	470,810	352,327

Total liabilities and stockholders’ equity	$945,942	$689,141

(1) On December 16, 2009, Cubist acquired Calixa Therapeutics Inc., which thereby became a wholly-owned subsidiary of Cubist. The cash paid upon closing of $100.0 million and the fair value of contingent consideration was allocated to identifiable net assets, primarily in-process research and development assets, and certain transaction-related charges.

The Company is currently in process of finalizing its purchase price accounting, including the assets and liabilities, related to the acquisition of Calixa.  As a result, the financial statements presented within this release are subject to change.

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(in thousands, except share and per share data)

	Three months ended			Twelve months ended
	December 31,			December 31,
	2009		2008	2009		2008
			(as adjusted)			(as adjusted)
Revenues:
U.S. product revenues, net	$147,792		$120,058	$523,972		$414,681
International product revenues	4,882		2,167	13,759		7,400
Service revenues	13,500		8,033	22,550		9,451
Other revenues	547		897	1,863		2,109
Total revenues, net	166,721		131,155	562,144		433,641

Costs and expenses:
Cost of product revenues	33,560		24,808	116,889		90,381
Research and development	52,135		30,484	170,575		126,670
Sales and marketing	22,182		20,604	82,202		84,997
General and administrative	18,272		9,409	54,718		40,704
Total costs and expenses	126,149		85,305	424,384		342,752

Operating income	40,572		45,850	137,760		90,889

Other income (expense), net	(5,365)		(51,906)	(17,857)		(61,369)

Income (loss) before income taxes	35,207		(6,056)	119,903		29,520

Provision (benefit) for income taxes	12,538		(100,525)	40,303		(98,372)

Net income	$22,669		$94,469	$79,600		$127,892

Basic net income per common share	$0.39		$1.65	$1.38		$2.26
Diluted net income per common share	$0.38	(1)	$1.43 (1)	$1.36	(1)	$2.07 (2)

Shares used in calculating:
Basic net income per common share	57,961,354		57,202,892	57,745,724		56,645,962
Diluted net income per common share	68,559,231		68,320,590	68,382,230		67,955,061

(1)         Includes add back of interest expense, debt issuance costs and debt discount amortization on 2.25% notes to income, net of tax effect

(2)         Includes add back of interest expense, debt issuance costs, debt discount amortization and net loss on repurchase of 2.25% notes to income, net of tax effect

On December 16, 2009, Cubist acquired Calixa Therapeutics Inc., which thereby became a wholly-owned subsidiary of Cubist. The cash paid upon closing of $100.0 million and the fair value of contingent consideration was allocated to identifiable net assets, primarily in-process research and development assets, and certain transaction-related charges.

The Company is currently in process of finalizing its purchase price accounting, including the assets and liabilities, related to the acquisition of Calixa.  As a result, the financial statements presented within this release are subject to change.

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME - NON-GAAP

UNAUDITED

(in thousands, except share and per share data)

	Three months ended				Twelve months ended
	December 31,				December 31,
	2009		2008		2009		2008

GAAP net income	$22,669		$94,469		$79,600		$127,892

Non-cash stock-based compensation expense	4,165		2,967		14,359		11,831

Non-cash debt discount amortization	3,402		3,129		13,192		12,547

Expenses related to the acquisition of Calixa	7,128		—		7,128		—

Upfront payments related to external collaborations	5,000		—		25,000		17,500

Non-cash tax expense	10,701		—		34,121		—

Non-cash loss on disposal of assets	—		—		—		2,323

Add back of tax benefit	—		(102,247)		—		(102,247)

Other-than-temporary impairment of auction rate securities	—		49,178		—		49,178

Income tax effect of Non-GAAP adjustments	(7,903)		—		(21,962)		—

Non-GAAP proforma net income	$45,162		$47,496		$151,438		$119,024

Non-GAAP basic net income per common share	$0.78		$0.83		$2.62		$2.10
Non-GAAP diluted net income per common share	$0.68	(1)	$0.71	(1)	$2.29	(1)	$1.82	(2)

Shares used in calculating:
Non-GAAP basic net income per common share	57,961,354		57,202,892		57,745,724		56,645,962
Non-GAAP diluted net income per common share	68,559,231		68,320,590		68,382,230		67,955,061

(1)         Includes add back of interest expense and debt issuance costs on 2.25% notes to income, net of tax effect

(2)         Includes add back of interest expense, debt issuance costs and net loss on repurchase of 2.25% notes to income, net of tax effect

On December 16, 2009, Cubist acquired Calixa Therapeutics Inc., which thereby became a wholly-owned subsidiary of Cubist. The cash paid upon closing of $100.0 million and the fair value of contingent consideration was allocated to identifiable net assets, primarily in-process research and development assets, and certain transaction-related charges.

The Company is currently in process of finalizing its purchase price accounting, including the assets and liabilities, related to the acquisition of Calixa.  As a result, the financial statements presented within this release are subject to change.